April 12, 2018

Advisors Preferred Trust

1445 Research Boulevard, Suite 530

Rockville, MD 20850

Re: Advisors Preferred Trust File Nos. 333-184169 and 811-22756

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 50 to the Advisors Preferred Trust Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 75 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

4846-8068-9997.6